Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact: Robin Easton
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces 71 Consecutive Years of Net Profit

Commercial Vehicle Markets Improving Slightly in Difficult Recession

January 29, 2010, Bellevue, Washington – “PACCAR achieved its 71 st consecutive year of net profit and reported improved fourth quarter revenues and net income compared to the third quarter of 2009,” said Mark C. Pigott, chairman and chief executive officer. “PACCAR’s 2009 financial results reflect the benefits of the company’s exceptional quality products and services, geographic diversification, strong aftermarket revenues, good financial services income and environmental leadership. I am very proud of our 15,000 employees who have delivered outstanding performance to our shareholders and customers, particularly considering the very difficult recession which impacted our industry in 2009.”

“Many of the world’s economies are still in the middle of a challenging recession. Consumers are increasing their savings and reducing spending, which is healthy for economies in the long run; however, it has resulted in less freight year-on-year and lower demand for commercial vehicles,” commented Pigott. “Many nations are faced with high unemployment and major catalysts for economic growth, such as home construction and car production, are at 30-50 year lows. The good news is that PACCAR has reinforced its position as one of the leading technology companies in the automotive sector. PACCAR is one of the few companies in the sector to deliver net income every year in the last decade. This outstanding performance has benefited our shareholders with a 19.1 percent annual return for the decade compared to the S&P annual return of negative 1.0 percent.” PACCAR’s shareholder return exceeds the S&P 500 return for the previous one-, three-, five-, ten- and twenty-year time periods.

“PACCAR’s excellent balance sheet and strong operating cash flow of $1.37 billion in 2009 have enabled ongoing investments in capital projects such as new diesel engines, expanded vehicle ranges, annual factory efficiency improvement of 5-7 percent and contributed to earning the majority of the industry’s quality awards,” noted Tom Plimpton, vice chairman. “The company’s strong performance places PACCAR in a leading position when the industry returns to a normal vehicle demand of 225,000-250,000 units in the U.S. and Canada as well as in Europe.”

Net Income and Revenues

PACCAR earned $46.1 million ($.13 per diluted share) for the fourth quarter 2009 compared to $113.1 million ($.31 per diluted share) in the fourth quarter 2008. Fourth quarter results include a one-time tax expense of $11.4 million ($.03 per diluted share) resulting from the retroactive effects of a new Mexican income tax law enacted in December 2009. Fourth quarter net sales and financial service revenues were $2.24 billion compared to $2.92 billion reported for the comparable period in 2008.

Net sales and financial service revenues for the full year 2009 were $8.09 billion versus $14.97 billion in 2008. PACCAR reported net income in 2009 of $111.9 million ($.31 per diluted share) compared to $1.02 billion ($2.78 per diluted share) in 2008. Regular dividends of $.54 per share were declared during 2009. PACCAR has paid a dividend every year since 1941. During the last decade, PACCAR’s regular dividends have increased by 240 percent.

Operating Highlights – 2009

•	PACCAR delivered 61,000 vehicles worldwide.

•	Kenworth Trucks earned three J.D. Power Class 8 Customer Satisfaction Studysm* awards.

•	Peterbilt Trucks earned the J.D. Power Medium Duty Customer Satisfaction award.

•	PACCAR was honored with the J.D. Power Founder’s Award for its 25-years of industry quality leadership.

•	DAF Trucks earned the U.K.’s Motor Transport award for “Fleet Truck of the Year” for the ninth time.

•	PACCAR has implemented 12,000 Six Sigma projects since 1997.

•	Seattle Business magazine awarded Kenworth the “Green Washington” manufacturing award.

•	InformationWeek magazine ranked PACCAR at 68th in their IW500 innovation list and the highest company in the Automotive sector.

•	PACCAR was awarded the 2009 First Place Implementation Award by STAR (Standards for Technology in Automotive Retail).

•	PACCAR Winch expanded its distribution network by appointing Kenworth, Peterbilt and DAF dealers.

•	Harvard Business Review (January 2010) recognized Chairman/CEO Mark Pigott as one of the top 50 global CEOs due to the company’s excellent long-term shareholder returns.

Financial Highlights – Fourth Quarter 2009

•	Consolidated sales and revenues of $2.24 billion.

•	Net income of $46.1 million.

•	Cash generated by operations of $509.3 million.

•	Financial Services pretax income of $35.6 million.

•	Aftermarket parts revenues of $497.6 million.

•	Truck and Other SG&A expense reduced to $93.4 million.

•	Manufacturing cash and marketable securities of $2.06 billion at December 31, 2009.

Financial Highlights – Full Year 2009

•	Consolidated sales and revenues of $8.09 billion.

•	Net income of $111.9 million.

•	Cash provided from operations of $1.37 billion.

•	Financial Services pretax income of $84.6 million with assets of $8.4 billion.

•	S&P and Moody’s reaffirmed PACCAR’s credit rating as AA-/A1.

•	Capital expenditures of $127.7 million.

•	Research and development expenses of $199.2 million.

•	Pension contributions of $177 million.

•	Medium-term note (MTN) issuances of $1.3 billion.

•	Shareholders’ equity of $5.10 billion.

Global Truck Market

DAF’s premium vehicles are the quality and resale-value leaders in Europe. “Industry sales above 15-tonnes in Western and Central Europe were 168,000 units in 2009,” said Aad Goudriaan, DAF president. “In 2009, DAF achieved a market share in the above 15-tonne market of 14.8%, the highest share in its 81-year history. This achievement illustrates steady progress towards DAF’s medium-term goal of 20 percent market share. The current challenging economic conditions are expected to continue into 2010, with the market for above 15-tonne vehicles estimated at 150,000-180,000 units,” noted Goudriaan.

Kenworth and Peterbilt achieved a strong combined 25.1% retail share of the U.S. and Canadian Class 8 market and a record 15.3% retail share of the Class 6-7 market in 2009. “Class 8 industry retail sales in the U.S. and Canada were 108,000 in 2009 compared to 153,000 in 2008, reflecting continued economic weakness, negatively impacted by high unemployment, lower housing starts and automobile production,” said Dan Sobic, PACCAR executive vice president. “Our customers’ profitability is benefiting from lower fuel prices and good availability of drivers, although freight tonnage is 10% lower than a year ago. The fourth quarter 2009 industry truck sales benefited from a modest prebuy due to the transition to 2010 engines. Industry truck retail sales in 2010 are expected to improve slightly due to the aging of the fleet and some general economic growth. The U.S. and Canadian Class 8 retail sales in 2010 are projected to be in the range of 110,000-140,000 units,” added Sobic.

Strong Dealer Performance Worldwide

An important contributor to PACCAR’s excellent performance is its strong and profitable global dealer network, which encompasses over 1,900 locations. In the U.S. and Canada, the Kenworth and Peterbilt dealer network has grown to a record 551 locations. Kenworth, Peterbilt and DAF dealers invested over $400 million in the last two years despite the global recession. The dealers added 85 new locations, installed state-of-the-art inventory management systems and enhanced their customer support programs. “The industry leadership of PACCAR’s dealers benefits our customers and the global transportation industry,” commented Tom Plimpton, PACCAR vice chairman. “With a record 1.5 million PACCAR vehicles in service, DAF, Kenworth and Peterbilt dealers have excellent parts and service businesses, high-quality vehicle ranges, and comprehensive finance and leasing programs.”

Product Development, Technology and Facility Investments

PACCAR plans to increase capital investments in 2010 as the economy improves. Capital expenditures of $175-$200 million and research and development expenses of $225-$250 million are targeted for new products and enhancing operating efficiency. “Kenworth, Peterbilt and DAF are investing in new industry-leading products and services to enable their customers to continue to deliver profitable results in their businesses,” said Jim Cardillo, PACCAR president.

Major 2009 projects completed include:

•

Construction of PACCAR’s new world-class engine production facility in Columbus, Mississippi, was completed in 2009. PACCAR engines will be available in Peterbilt and Kenworth trucks in the summer of 2010. Initially, the engines will be built at DAF in Eindhoven, the Netherlands, with final assembly in Mississippi. PACCAR MX engines offer excellent power, fuel economy, torque and superior drivability. Kenworth and Peterbilt trucks equipped with the PACCAR engine have recorded over 50 million miles in customer field testing with excellent results.

PACCAR engine facility, Columbus, Mississippi.

•

PACCAR launched innovative Technology Centers at all of its Kenworth, Peterbilt and DAF manufacturing facilities. These interactive showcases highlight PACCAR’s extensive leading-edge technology, as well as its range of innovative trucks, engines, customer services and the full suite of PACCAR products. 16,000 visitors have toured the Technology Centers.

•

Kenworth expanded its product range with the introduction of two exceptionally versatile models in new market segments. The T440 offers excellent productivity and fuel efficiency to regional delivery and vocational customers. The T470 is specifically targeted at snowplow, dump, mixer, refuse and other municipal applications.

•

Peterbilt introduced two new fuel efficient medium-duty models. The Model 337 is ideal for pickup and delivery, beverage and food service industries and the Model 348 is aimed at construction, petroleum delivery, refuse and utility customers.

•	Kenworth Mexicana introduced the Class 8 Model T460 for vocational customers.

Kenworth T470 Vocational Truck

Environmental Leadership

“PACCAR is the industry leader in the development of environmentally friendly technologies,” shared Bob Christensen, PACCAR senior vice president. During 2009, the Environmental Protection Agency (EPA) honored Kenworth with the prestigious Clean Air Excellence Award. Kenworth is the first commercial vehicle manufacturer to receive this accolade since inception of the EPA award in 2000.

Other environmental highlights for 2009 include:

•	PACCAR’s medium-duty hybrid-electric vehicles can achieve up to 30% fuel efficiency improvement. Kenworth has delivered 300 hybrid vehicles to Coca-Cola Enterprises.

•	DAF is recirculating 30 percent of its thermal energy to reduce water-heating costs.

•

Kenworth and Peterbilt expanded their presence in the alternative fuel powertrain segment by partnering with Westport Innovations Inc to offer liquefied natural gas (LNG) and compressed natural gas (CNG) powered vehicles.

•	Peterbilt launched hybrid hydraulic-assist technology for its Model 320 refuse applications.

•	Many PACCAR truck manufacturing plants in the U.S. and Europe have achieved “Zero Waste to Landfill” and all PACCAR manufacturing facilities are ISO 14001 environmentally certified.

Financial Services Companies Achieve Good Results in Difficult Markets

PACCAR Financial Services (PFS) has a portfolio of 143,000 trucks and trailers, with total assets of $8.4 billion. PACCAR Leasing, a major full-service truck leasing company in North America and Europe with a fleet of over 30,000 vehicles, is included in this segment.

Fourth quarter pretax income was $35.6 million compared to the $45.4 million earned in the fourth quarter of 2008. Fourth quarter revenues were $254.9 million compared to $292.2 million in the same quarter of 2008. For the full year, revenues were $1.01 billion compared to $1.26 billion in 2008 and pretax income was $84.6 million in 2009 compared to $216.9 million a year ago. Profit in 2009 was impacted by lower finance margins (revenues minus interest and other expense) and higher truck repossessions in Europe. The fourth quarter was the most profitable quarter of 2009 for PFS as finance margins increased and the provision for credit losses improved. Tim Henebry, president, PACCAR Financial, commented, “Finance margins benefited from stronger credit markets and used truck values are beginning to improve in North America and Europe. The provision for credit losses in the fourth quarter of 2009 was $23.7 million, compared to the $26.6 million in the third quarter of 2009, reflecting progressive improvement in past-due accounts. Credit losses are improving in the U.S. and Canada compared to the second half of 2008. European credit losses have improved in the second half of 2009 compared to the first half.”

“PACCAR’s excellent balance sheet, complemented by its AA- credit rating, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers in 20 countries on three continents at a time when many third-party lenders have exited the transportation finance business,” said Ron Armstrong, PACCAR senior vice president. “Strong credit quality, good margins and excellent portfolio management are generating solid earnings.”

The liquidity of the capital markets in North America and Europe have improved significantly during 2009. PACCAR and PACCAR Financial issued $1.3 billion in two-, three- and five-year term notes in the public debt markets during the year. “PACCAR achieved excellent access to the debt markets because of PACCAR’s consistent profitability, good cash flow and strong balance sheet,” Armstrong added. “PFS borrows at excellent rates which gives our customers a competitive advantage.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. It also provides financial services and information technology and distributes truck parts related to its principal business. PACCAR shares are listed on the NASDAQ Global Select Market, symbol PCAR, and its homepage is www.paccar.com.

PACCAR will hold a conference call with securities analysts to discuss fourth quarter earnings on January 29, 2010, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through February 5, 2010.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

*	J.D. Power and Associates 2009 Heavy-Duty Truck Customer Satisfaction Studysm. For more information please go to www.jdpower.com.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2009	2008	2009	2008
Truck and Other:
Net sales and revenues	$1,985.5	$2,624.5	$7,076.7	$13,709.6
Cost of sales and revenues	1,783.0	2,341.9	6,483.4	11,736.9
Research and development	50.7	80.1	199.2	341.8
Selling, general and administrative	93.4	97.3	348.4	470.2
Curtailment gain			(66.0)
Interest and other expense (income), net	4.8	(0.1)	43.6	(1.8)

Truck and Other Income Before Income Taxes	53.6	105.3	68.1	1,162.5

Financial Services:
Revenues	254.9	292.2	1,009.8	1,262.9
Interest and other	172.8	195.7	734.3	831.9
Selling, general and administrative	22.8	24.2	86.5	111.2
Provision for losses on receivables	23.7	26.9	104.4	102.9

Financial Services Income Before Income Taxes	35.6	45.4	84.6	216.9
Investment income	4.5	15.1	22.3	84.6

Total Income Before Income Taxes	93.7	165.8	175.0	1,464.0
Income taxes (a)	47.6	52.7	63.1	446.1

Net Income	$46.1	$113.1	$111.9	$1,017.9

Net Income Per Share:
Basic	$.13	$.31	$.31	$2.79

Diluted	$.13	$.31	$.31	$2.78

Weighted Average Shares Outstanding:
Basic	364.3	362.8	363.8	364.2

Diluted	365.4	364.0	364.9	365.9

Dividends declared per share	$.09	$.28	$.54	$.82

(a)	Income tax expense for the three and twelve months ended December 31, 2009 includes an $11.4 (.03 per diluted share) one-time expense related to the retroactive effects of a new income tax law in Mexico.

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	December 31	December 31
	2009	2008
ASSETS
Truck and Other:
Cash and marketable debt securities	$2,056.0	$2,074.6
Trade and other receivables, net	554.7	698.7
Inventories	632.1	658.1
Property, plant and equipment, net	1,757.7	1,782.8
Equipment on operating leases and other	1,137.2	1,005.2
Financial Services Assets	8,431.3	10,030.4

	$14,569.0	$16,249.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$2,442.5	$2,899.7
Dividend payable		36.3
Long-term debt	172.3	19.3
Financial Services Liabilities	6,850.5	8,447.8
STOCKHOLDERS’ EQUITY	5,103.7	4,846.7

	$14,569.0	$16,249.8

Common Shares Outstanding	364.4	363.1

GEOGRAPHIC REVENUE DATA

	Three Months Ended December 31		Twelve Months Ended December 31
	2009	2008	2009	2008
United States and Canada	$1,172.0	$1,215.3	$4,156.6	$5,602.6
Europe	749.3	1,252.3	2,828.3	7,023.4
Other	319.1	449.1	1,101.6	2,346.5

	$2,240.4	$2,916.7	$8,086.5	$14,972.5

PACCAR Inc

CONDENSED CASH FLOW STATEMENT

(in millions of dollars)

Twelve Months Ended December 31	2009	2008
OPERATING ACTIVITIES:
Net income	$111.9	$1,017.9
Depreciation and amortization:
Property, plant and equipment	188.0	226.5
Equipment on operating leases and other	450.1	422.9
Net change in wholesale receivables on new trucks	641.8	(246.3)
Net decrease in sales-type finance leases and dealer direct loans on new trucks	81.6	52.8
All other operating activities	(100.1)	(168.9)

Net Cash Provided by Operating Activities	1,373.3	1,304.9

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(127.7)	(462.8)
Acquisition of equipment for operating leases	(843.3)	(1,087.2)
Net decrease in financial services receivables	1,006.8	473.9
Net change in marketable securities	(42.8)	572.1
All other investing activities	317.6	252.1

Net Cash Provided by (Used in) Investing Activities	310.6	(251.9)

FINANCING ACTIVITIES:
Cash dividends paid	(232.1)	(629.2)
Purchase of treasury stock		(230.6)
Stock compensation transactions	17.6	11.5
Net change in debt	(1,601.7)	(19.8)

Net Cash Used in Financing Activities	(1,816.2)	(868.1)
Effect of exchange rate changes on cash	89.1	(87.8)

Net Change in Cash and Cash Equivalents	(43.2)	97.1
Cash and cash equivalents at beginning of period	1,955.2	1,858.1

Cash and cash equivalents at end of period	$1,912.0	$1,955.2